AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT AGREEMENT is made and entered into as of the 4th day of January, 2006 by and between Globix Corporation, a Delaware corporation (hereinafter referred to as the “Company”), and Peter Stevenson, a resident of the Commonwealth of Virginia (hereinafter referred to as the “Executive”); Executive and Company, together the “Parties” and each a “Party”.

WHEREAS, the Company and the Executive entered into an Employment Agreement dated September 15, 2005;

WHEREAS, the Company and the Executive have agreed that the Executive will focus his attention solely on the duties attendant to his role as Chief Executive Officer of the Company; and

WHEREAS, the Company and the Executive wish to amend the Employment Agreement in order to reflect the Executive’s new duties.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

1. Section 4 of the Employment Agreement dated September 15, 2005 is deleted that the following new Section 4 is substituted for it:

“Section 4.  Duties. Except as set forth in Section 6.3 hereof, during the Term, the Executive shall serve as the Chief Executive Officer of the Company, reporting to the Chairman of the Board of Directors and Executive Chairman of the Company.”

2.  Capitilized terms defined in this Amendment Agreement have the meaning contained herein, Capitilized terms not defined in this Amendment Agreement and defined in the Employment Agreement have the meaning ascribed to them therein.

3.  Except as specifically amended in this Amendment Agreement, the terms and conditions of the Employment Agreement remain in full force and effect and govern the interpretation and operation of this Amendment Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment Agreement as of the day and year first above written.

GLOBIX CORPORATION:
By:
Chairman of the Board of Directors

EXECUTIVE:

PETER STEVENSON JANUARY 7th, 2006

SCHEDULE A
TO
EMPLOYMENT AMENDMENT AGREEMENT
BETWEEN PETER STEVENSON AND GLOBIX CORPORATION

COMPENSATION

1.          Salary. During the Term, the Company shall pay to the Executive an annualized salary (“Base Salary”) of $350,000, payable in accordance with the Company’s normal business practices or in such other amounts and at such other times as the Parties may mutually agree.

2.        Salary Increases. Such Base Salary shall be reviewed no less frequently than annually during the Term of this Amendment Agreement and may be increased but not decreased by the Company’s Board of Directors in its sole and absolute discretion, after taking into consideration a variety of factors, including, without limitation, the performance of the Executive and the Company and the base salary (and raises) paid by comparable companies to executives having comparable responsibilities. In the event of any increase, the increased amount shall become the Base Salary.

3.         Bonuses. The Executive shall be eligible for an annual bonus (the “Bonus”) equal to up to 50% of the Base Salary, which bonus shall be payable by the Company upon the Executive and the Company achieving the performance targets established for him each year by the Compensation Committee (the “Performance Targets”). In the event that no targets are established, the achievement of the Company’s approved budget for the fiscal year shall serve as a guide for determining the appropriate achievement level, allocated among the various budgeted objectives as the Compensation Committee shall deem appropriate in its sole and absolute discretion. The Bonus, to the extent payable, will be payable not more than 90 days following the end of the Company’s fiscal year. In establishing performance targets and target bonus percentages for the Executive, the Company will consider a variety of factors, including, without limitation, performance targets set for, and bonus payments paid to, executives having comparable responsibilities at comparable companies.

In addition to the bonuses contemplated by the foregoing paragraph, the Executive shall be eligible for a bonus from time to time relating to certain extraordinary items, in the sole and absolute discretion of the Board of Directors or the Compensation Committee thereof.

4.         Life Insurance. The Company shall obtain and pay for a term life insurance policy insuring against the death of the Executive in the amount of at least $1,000,000, and naming such beneficiaries as the Executive shall designate from time to time.

5.         Expenses. The Company shall reimburse the Executive for all reasonable out-of-pocket expenses incurred in connection with his employment hereunder, in accordance with Company policy (including those expenses incurred by the Executive for lodging within the New York City metropolitan area during the work week and for weekly roundtrip transportation between New York and Northern Virginia). The parties further agree that the reasonable expense of maintaining an office in Virginia which (subject to the Parties’ mutual understanding that the Executive shall be present at the Company’s headquarters in New York City as often and for such periods as the Board of Directors deems advisable) shall be deemed the Executive’s principal place of employment, will be covered by the Company, subject to the approval of the Compensation Committee as to scope and cost.

6.         Benefits. The Executive will be entitled to such fringe benefits, including, but not limited to, medical, 401 (k) and insurance benefits, as may be provided from time to time by Company to other senior officers of Company.

7.        Indemnification. The Company agrees to indemnify the Executive to the fullest extent permitted under law and its by-laws, certificate of incorporation or otherwise.

8.         Pursuant to a separate Non-Qualified Stock Option Amendment Agreement (the “Option Amendment Agreement”) between the Company and the Executive, the Company will issue to the Executive options to purchase an additional 320,888 shares of common stock (in addition to his currently vested 548,667 options) at an exercise price of $2.75 per share. The Option Amendment Agreement will be subject to the terms of the Company Stock Option Plan, and will detail performance targets and will provide for immediate vesting in case of “change of control” or termination without Cause. The Option Amendment Agreement shall provide that all currently issued and vested options, as well as options to be granted, to the extent subsequently vested, will have an exercise period of 6 months following the date of any termination.